UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9955 Mesa Rim Road, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BIOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 16, 2021, the Board of Directors (the “Board”) of Biocept, Inc. (the “Company”) increased the authorized number of directors on the Board from seven to nine, and appointed Linda Rubinstein as a Class I director of the Company to fill one of the newly created vacancies, effective immediately, with a term of office expiring at the 2023 annual meeting of stockholders, and Antonino Morales as a Class II director of the Company to fill the other newly created vacancy, effective immediately, with a term of office expiring at the 2024 annual meeting of the stockholders.

Pursuant to the Company’s non-employee director compensation policy (the “Compensation Policy”), Ms. Rubinstein and Mr. Morales will each receive an annual cash retainer of $30,000 for service on the Board. In addition, each was granted a stock option to purchase 10,000 shares of the Company’s common stock on the date of their appointment to the Board. Each of the stock options vests annually over a three year period. The Compensation Policy also provides for further automatic annual option grants to purchase 10,000 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one-year anniversary of the date of grant. Each of the option grants described above will become fully vested in the event of a change in control (as defined in the Company’s equity incentive plan). Each of Ms. Rubinstein and Mr. Morales has also entered into the Company’s standard form of Indemnification Agreement with its directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biocept, Inc.

Date: July 20, 2021	By:	/s/ Michael W. Nall
Michael W. Nall
Chief Executive Officer